                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                         UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                    (AMENDMENT NO. 2)*

                                   CABOT INDUSTRIAL TRUST
                                   ----------------------
                                     (Name of Issuer)

                                       Common Stock
                                       ------------
                               (Title of Class of Securities)


                                        127072106
                                        ---------
                                      (CUSIP Number)

                                     December 21, 2000
                                     -----------------
                    (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
                                    Schedule is filed:

                                    [X]  Rule 13d-1(b)
                                    [ ]  Rule 13d-1(c)
                                    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------                           --------------------------
CUSIP No. 127072106              13G                  Page 2 of 4 Pages
--------------------------                           --------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     IBM PERSONAL PENSION PLAN TRUST (f/k/a
     IBM RETIREMENT PLAN TRUST), 13-6353801
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     New York
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       7,300,850
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    7,300,850
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     7,300,850
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     17.97%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     EP
-------------------------------------------------------------------------------

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                                                             Page 3 of 4 Pages

ITEM 1(a):   NAME OF ISSUER:
             Cabot Industrial Trust
             ------------------------------------------------------------------
ITEM 1(b):   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             Two Center Plaza
             Suite 200
             Boston, MA  02108
             ------------------------------------------------------------------

ITEM 2(a):   NAME OF PERSON FILING:
             IBM Personal Pension Plan Trust
             (f/k/a IBM Retirement Plan Trust)
             ------------------------------------------------------------------
ITEM 2(b):   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
             3001 Summer Street
             Stamford, CT  06905
             ------------------------------------------------------------------
ITEM 2(c):   CITIZENSHIP:
             Employee benefit plan trust organized under the laws of the State of New York.
             ------------------------------------------------------------------
ITEM 2(d):   TITLE OF CLASS OF SECURITIES:
             Common Stock
             ------------------------------------------------------------------
ITEM 2(e):   CUSIP NUMBER:
             127072106
             ------------------------------------------------------------------

ITEM 3: (f) IBM Personal Pension Plan Trust (f/k/a IBM Retirement Plan Trust) is an employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)

ITEM 4:      OWNERSHIP:

             (a) Amount beneficially owned:  7,300,850

             (b) Percent of class:  17.97%

             (c) Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote:  7,300,850

                 (ii)  Shared power to vote or to direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       7,300,850

                 (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not Applicable

ITEM 6:      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             Not Applicable

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                                                             Page 4 of 4 Pages

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Not Applicable


ITEM 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not Applicable


ITEM 9:      NOTICE OF DISSOLUTION OF GROUP:
             Not Applicable

ITEM 10:     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 8, 2001


                     IBM PERSONAL PENSION PLAN TRUST


                     By:  /s/ Richard DiMaria
                         -----------------------------------------------------
                         Richard DiMaria
                         Vice President, The Chase Manhattan Bank,
                         as Directed Trustee for the IBM Personal Pension
                         Plan Trust